Exhibit 99.1

FOR IMMEDIATE RELEASE

April 4, 2007

Contact: Kirstie Foster  (763) 764-6364

GENERAL MILLS ANNOUNCES AGREEMENT TO SELL $1.0 BILLION

OF CONVERTIBLE SENIOR NOTES DUE 2037

MINNEAPOLIS, MINN.—General Mills, Inc. (NYSE: GIS) today announced that it priced a private placement of $1 billion aggregate principal amount of floating rate convertible senior notes due 2037 (the “convertible notes”).  The convertible notes will bear interest at a floating rate equal to one-month LIBOR minus 0.07 percent, subject to monthly reset and payable quarterly in arrears.  The convertible notes have an initial conversion rate of 10 shares of General Mills common stock per $1,000 principal amount of the convertible notes, resulting in an initial conversion price of $100 per share.

General Mills will use the net proceeds from this offering to repay a portion of its outstanding U.S. commercial paper.

General Mills may redeem all or some of the convertible notes for cash at any time on or after April 11, 2008 at 100 percent of their principal amount plus accrued and unpaid interest, if any.  On each April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032, or upon the occurrence of a change in control, the holders of the convertible notes may require General Mills to repurchase the convertible notes for cash at a price equal to 100 percent of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest, if any.

The convertible notes are convertible into cash and, if applicable, shares of General Mills common stock at any time prior to the close of business on the business day immediately preceding the maturity date.  If converted, holders of the convertible notes will receive cash up to the principal amount of the converted notes and, if applicable, a number of shares of General Mills common stock determined based on a daily conversion value calculated on a proportionate basis for each trading day of a 10 trading day observation period, subject to General Mills’ option to cash settle all or some of its share delivery obligations.

General Mills has granted the initial purchaser an option to purchase an additional $150 million of the convertible notes to cover over-allotments.

The offering is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”).  This announcement is neither an offer to sell nor the solicitation of an offer to buy the convertible notes or any shares issuable upon conversion and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Neither the convertible notes nor any shares issuable upon conversion have been registered under the Securities Act or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from the registration requirements of such laws.